AMENDMENT TO MASTER FACTORING AGREEMENT

This Amendment to the Master Factoring Agreement is entered into as of the **6th day of December, 2011**, by and between **AmpliTech, Inc.** a Corporation a corporation organized and existing under the laws of New York with its principal place of business at 35 Carlough Road, Bohemia, NY 11716 (referred to throughout this Agreement as "you", "your" and "yours"), and **Forest Capital, LLC** a Maryland Limited Liability Corporation (referred to throughout this Agreement as "we", "us", "our" and "ours").

Recitals

Whereas on August 26, 2011, you and we have entered into a Master Factoring Agreement (hereinafter referred to as the "Agreement"); and Whereas, you and we desire to amend the Agreement as follows:

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Replace paragraph 2.6 of the Agreement with the following:

2.6 Early Termination Fee. If you terminate this Agreement pursuant to Subparagraph 8.2.1 prior to the expiration of the Initial Term, you will pay to us on or before the effective termination date an early termination fee equal to three percent (3%) of the amount of the Facility Limit is the Agreement is terminated prior to month thirteen (13) and two percent (2%) if the agreement is terminated between the beginning of month thirteen (13) and the end of month thirty (30).

Add to paragraph 6.6.2 of the Agreement the following sub-paragraph (g):

Repay any debt to owners, shareholders, guarantors or directors.

Replace paragraph 8.1 of the Agreement with the following:

8.1. Initial Term; Renewal. The term of this Agreement shall be an initial period of Two (2) years six (6) months commencing on the Effective Date (the "Initial

Term"). Thereafter, unless terminated in accordance with Paragraph 8.2, this Agreement shall automatically renew for successive one (1) year periods ("Renewal Terms") without the necessity of any further notice or action on the part of either party hereto. (As used in this Agreement, "Term" means the total period comprising the Initial Term and any and all Renewal Terms.)

The terms of this Amendment are incorporated in the Agreement by cross-reference. A default or breach of any term hereunder by you or the failure to timely and properly observe, keep or perform any term, covenant, agreement or condition hereunder shall be a default under the Agreement.

This Amendment and the Agreement contain the entire agreement of the parties hereto with respect to the matters contemplated hereby, and supercede any and all other agreements, statements, or promises made by any party, or by any employee, officer, agent, attorney of any party hereto, that are not contained herein.

You specifically intend that this Amendment constitutes an instrument under Seal.

No modification or waiver of any provision of this Addendum shall be effective unless and until it is in writing and signed by the parties hereto and then such waiver shall only be effective for specific instance and for the purpose for which it is given.

IN WITNESS WHEREOF, the parties have executed this Assignment under their respective seals.

ASSIGNOR: **AmpliTech, Inc.**

By ______________________ (SEAL)
(signature of authorized officer)

Print Name: Fawad Maqbool

Title: President

WITNESS/ATTEST:

____

Print name: DAVID R BEAANNA

ASSIGNEE: